Exhibit 99.77Q1

Pointbreak ETF Trust

P.O. Box 347312

San Francisco, CA 94134

August 5, 2016

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:	Pointbreak ETF Trust; SEC File No. 811-23068

Form N-SAR – Fidelity Bond

Ladies and Gentlemen:

I am submitting this letter on behalf of Pointbreak ETF Trust (the “Trust”) and its series therein, to provide supplementary information regarding Item 80.C of the Trust’s Form N-SAR filing for the fiscal year ended June 30, 2016. Item 80.C asks for the aggregate face amount of coverage for the Trust on its Fidelity Bond.

We have entered “1” in response to this Item. In this regard, as an officer of the Trust, I represent that no series have been offered to the public as of August 5, 2016 and as of June 30, 2016, no Fidelity Bond on behalf of the Trust and the series therein was secured because the Trust had not commenced operations nor did it have any public shareholders. On August 2, 2016, the Trust did secure a Fidelity Bond on behalf of the Trust and the series therein. The Fidelity Bond is effective from the period of August 2, 2016 through August 2, 2017. The Fidelity Bond will be filed with the Securities and Exchange Commission on behalf of the Trust upon receipt of the Fidelity Bond from the insurer, The Hartford Fire Insurance Co. A copy of the Revised New Business Binder is enclosed.

If you have any questions concerning this filing, please do not hesitate to contact me at (804) 658-2392 or heatherharker@pointbreakETFs.com.

Sincerely,

/s/ Heather C. Harker

By: Heather C. Harker

Title: Chief Legal Officer and Secretary

          Pointbreak ETF Trust

Hartford Financial Products
REVISED NEW BUSINESS BINDER

THE HARTFORD

08/03/2016

To: Mark Liftman		From: Sean Kennedy	
Firm:	Theodore Liftman Insurance	Department:	Financial Institution Fidelity
City/State:	Boston/MA	Address:	Hartford Plaza
Tel:	617-439-9595	City/State:	Hartford, CT 06115
E-mail:	Mark@liftman.com	Tel:	(860) 547-4316
Fax:	617-439-3099	E-mail:	SEAN.KENNEDY@THEHARTFORD.COM
		Fax:	(917) 464-6809

Please read this document carefully. This temporary and conditional Binder of Insurance contains time sensitive requirements to bind coverage.

Insured Name:	Pointbreak ETF Trust
Insured Address:	915 Creed Road, Oakland CA 94610
New Business Policy Number:	FI 0297324
Policy Period:	From: 08/02/2016 To: 08/02/2017
Binder Period:	From: 08/02/2016 To: Policy Issuance
Policy Form:	Investment Company Bond
Insuring Company:	Hartford Fire Insurance Co., an Admitted Company
Payment Terms:	Within 30 days

Based upon the information provided regarding the above captioned account, we are pleased to provide you with the following temporary and conditional Binder for Insurance on behalf of the Hartford Fire Insurance Co.. Hartford Fire Insurance Co. is a member of The Hartford Insurance Group and is rated A+ (Superior), XV ($2 billion or more in capital and surplus and conditional reserves) by A.M. Best.

Please note that this Insurer is admitted to provide this coverage in the state of CA. It is your agency's/brokerage's responsibility to conform with the Laws & Regulations of the applicable jurisdiction, including, but not limited to, payment of premium taxes, procuring of affidavits and compliance with surplus lines laws.

Please be advised in those jurisdictions where countersignature is required, The Hartford will use its designated countersignature agent unless you request and receive authorization from The Hartford for use of an alternative countersignature agent. Responsibility for fees will be borne by you.

The Financial Institution Fidelity Department is an underwriting unit of Hartford Financial Products (HFP), one of the largest domestic providers of management liability insurance. HFP is a division of the member companies of The Hartford Financial Services Group, Inc. (NYSE:HIG). Through our individual underwriting units we offer a host of insurance products for management and professional liability including **Directors & Officers, Fiduciary/Fidelity, General Partnership, Errors and Omissions,** and **Employment Practices**. HFP is among the market leaders in providing various "cutting edge" financial products including **Representations & Warranties and Tax Indemnity Insurance**. If you would like to inquire further about any coverage listed above, please do not hesitate to contact us or to explore our web site at www.hfpinsurance.com.

We appreciate this opportunity to work with you and look forward to discussing this temporary and conditional Binder in further detail.

OPTION 1	LIMIT OF INSURANCE	DEDUCTIBLE**
I. Employee	$100,000	$25,000
II. Premises	$100,000	$5,000
III. Transit	$100,000	$5,000
IV. Forgery or Alteration	$100,000	$5,000

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V. Securities	$100,000	$5,000
VI. Counterfeit Currency	$100,000	$5,000
VII. Computer Systems Fraudulent Entry	$100,000	$5,000
VIII. Voice Initiated Transaction	$100,000	$5,000
IX. Telefacsimile Transfer Fraud	$100,000	$5,000
X. Uncollectible Items of Deposit	$50,000	$5,000
XI. Audit Expense	$50,000	$5,000
XII. Stop Payment	$50,000	$5,000
XIII. Unauthorized Signatures	$50,000	$5,000

ANNUAL PREMIUM:*	**$714**

** *Retention: Each Claim inclusive of Claims Expenses.*

*** *Statutory taxes, fees and/or guarantee fund taxes and other applicable state specific premium surcharges are separate and in addition to the indicated premium.*

ADDITIONAL CONDITIONS	POLICY BILLING TERMS AND INFORMATION
N/A	**Type:** Broker Bill **Return Remittance to:** **Via Check** (Made payable to Hartford Fire Insurance Company) Hartford Fire Insurance Company C/O Bank of America 3793 Collection Center Dr. Chicago, IL 60693 **Via Wire Transfer** ABA Number: 026-009-593 For Account: Hartford Fire Ins. Co. Account Number: 375-157-7481 Reference: Policy # TBD Pointbreak ETF Trust

ENDORSEMENTS, EXCLUSIONS AND LIMITATIONS

F6000 Investment Company Bond
F6002 Subsidiary Rider
F6018 Amend General Conditions B. Notice to Underwriter of Mergers, Consolidations or Other Acquisitions Rider
F6019 Increase Number of days notice – 60 days
F5267 Producer Compensation Notice
F6051 Adding or Deducting Insureds Rider – Adding:

- ***Pointbreak Agriculture Commodity Strategy Fund***
- ***Pointbreak Buyback Index Fund***
- ***Pointbreak China Index Fund***
- ***Pointbreak Diversified Commodity Strategy Fund***
- ***Pointbreak Internet Security Index Fund***
- ***Pointbreak US Internet Index Fund***

F6052 Amend Notice-Proof-Legal Proceedings Against Underwriter – 60 days
F6054 Amend Exclusion A(1)
F6056 Claim Expense - $50,000 limit; $5,000 deductible
HG00H009 Mailing Address for Claims Endorsement
F6016 In Witness Signature Rider

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Note: Endorsement titles are usedfor ease of reference only. If you have questions regarding the scope of the above endorsements, please request a specimen copy using the corresponding form number above.
This Binder is subject to the underwriter’s receipt review and acceptance of the following prior to binding:
SUBJECTIVITIES
This group of subjectivities is required prior to binding, and in the event that they are not received, reviewed and accepted, The Hanford thily reserves its rights to amend the Policy. In addition, we do not waive any rights or defenses we may have in connection with the Policy, nor are we estopped from asserting all or any defenses that we may have available to us under the Policy.
This is a temporary and conditional Binder and is conditioned upon underwriter’s receiDt. review and acceDtance of the additional information specified above. If any such infonnation is not received, reviewed and accepted by The Hanford, then we will take any and all action appropriate and allowed under state law, including but not limited to voiding ab initio and/or canceling this temporary and conditional Binder and any binder issued pursuant thereto.
Please be aware that if prior to the effective date of binding coverage there is: a) any material change in the information requested by and/or submitted to The Hanford, or b) any material change in the hazard or risk contemplated in this Binder, the applicant must advise The Hanford immediately and prior to the effective date of the policy period. The Hanford thily reserves its rights with respect to the acceptance or denial of this risk in the event of any of the above.
Additionally, please be aware that if prior to the effective date of binding coverage there is any claim made against any insured or any notice of potential claim, occurrence, circumstance or wrongful act given under the expiring policy (if applicable), then we will take any and all action appropriate and allowed under state law, including but not limited to voiding ab initio and/or canceling this temporary and conditional Binder and binder issued pursuant thereto.